EXHIBIT 10.2


                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------


         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated effective as of January 1, 2006 ("Effective Date"), is made and entered into by and between EMRISE CORPORATION, a Delaware corporation ("Employer"), and RANDOLPH D. FOOTE ("Executive").

                                 R E C I T A L S

         Employer desires that the Executive enter into an employment relationship with Employer in order to provide the necessary leadership and senior management skills that are important to the success of Employer. Employer believes that obtaining the Executive's services as an employee of Employer and the benefits of his business experience are of material importance to Employer and Employer's stockholders.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of Executive's employment by Employer and the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, Employer and Executive intend by this Agreement to specify the terms and conditions of Executive's employment relationship with Employer.

1. GENERAL DUTIES OF EMPLOYER AND EXECUTIVE.

         1.1 Employer agrees to employ Executive and Executive agrees to accept employment by Employer and to serve Employer in an executive capacity upon the terms and conditions set forth herein. Employer hereby employs Executive as the Senior Vice President, Chief Financial Officer and Secretary of Employer as of the Effective Date, reporting to the President and Chief Executive Officer Employer (the "CEO"). Executive's duties and responsibilities shall be those normally assumed by the Senior Vice President, Chief Financial Officer and Secretary of a publicly-owned company similarly situated to Employer, as well as such other or additional duties, as may from time-to-time be assigned to Executive by the CEO. Such other or additional duties shall be consistent with the senior executive functions set forth above.

         1.2 While employed hereunder, Executive shall use his best efforts to obey the lawful directions of the CEO. Executive shall also use his best efforts to promote the interests of Employer and to maintain and to promote the reputation of Employer. While employed hereunder, Executive shall devote his full business time, efforts, skills and attention to the affairs of Employer and faithfully perform his duties and responsibilities hereunder.

         1.3 While this Agreement is in effect, Executive may from time to time engage in any activities that do not compete directly with Employer, provided that such activities do not interfere with his performance of his duties. Executive shall be permitted to (i) invest his personal assets as a passive investor in such form or manner as Executive may choose in his discretion, (ii) participate in various charitable efforts, and (iii) serve as a member of the Board of Directors of other corporations which are not competitors of Employer.

2. COMPENSATION AND BENEFITS.

         2.1 As compensation for his services to Employer, Employer shall pay to Executive an annual base salary of $175,000 during the first 12-month period that this Agreement is in effect, payable in equal semimonthly payments in accordance with the Employer's regular payroll policy for salaried employees (the "Salary"). Thereafter, the Compensation Committee (the "Compensation Committee") of the Board of Directors of Employer (the "Board") shall perform an annual review of the Executive's Salary based on a review of Executive's performance of his duties prepared by Employer's President and Chief Executive Officer and Employer's other compensation policies. The Compensation Committee may, at its sole discretion, increase (but not decrease) the Salary at any time, and from time to time, after the first 12-month period that this Agreement is in effect. In addition, Executive shall be eligible for an incentive bonus ("Incentive Bonus"), payable no later than the date Employer's Form 10-K for the previous fiscal year is filed with the Securities and Exchange Commission based on criteria determined by the Compensation Committee, at its sole discretion.

         2.2 Upon Executive's furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him in the performance of his services and duties hereunder (including, without limitation, travel and entertainment and cellular telephone expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Executive shall be reimbursed for such costs and expenses in accordance with Employer's normal expense reimbursement policy.

         2.3 Executive shall be entitled to participate in the medical (including hospitalization), dental, life and disability insurance plans, to the extent offered by Employer, and in amounts consistent with the Employer's policy, for other senior executive officers of Employer, with premiums for all such insurance for Executive and his dependents to be paid by Employer.

         2.4 Executive shall have the right to participate in any additional compensation, benefit, pension, stock option, stock purchase, 401(k) or other plan or arrangement of Employer now or hereafter existing for the benefit of other senior executive officers of Employer.

         2.5 Executive shall be entitled to vacation (but in no event less than three weeks per year), holiday and other paid or unpaid leaves of absence consistent with Employer's normal policies for other senior executive officers of Employer or as otherwise approved by the Board. Executive shall be entitled to accrue vacation time for one year. If he does not take the accrued vacation during the next year, he shall be paid for the unused vacation at his Salary rate then in effect.

         2.6 Executive shall be provided a monthly car allowance in the amount of at least $600.00.


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3. PRESERVATION OF BUSINESS; FIDUCIARY RESPONSIBILITY.

         Executive shall use his best efforts to preserve the business and organization of Employer and to preserve the business relations of Employer. So long as the Executive is employed by Employer, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

4. TERM.

         The term of this Agreement shall commence on the Effective Date and shall end on the second anniversary of the Effective Date, subject to earlier termination as set forth in Section 5.

5. TERMINATION OTHER THAN BY EXPIRATION OF THE TERM.

         Employer or Executive may terminate Executive's employment under this Agreement at any time, but only on the following terms:

         5.1 Employer may terminate Executive's employment under this Agreement at any time for "Due Cause" (as defined in Appendix I attached hereto and incorporated herein by this reference) upon the good faith determination by the Board that Due Cause exists for the termination of the employment relationship.

         5.2 If Executive is incapacitated by accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the services required under Section 1 of this Agreement for a period of 180 consecutive days, and the incapacity is confirmed by the written opinion of two practicing medical doctors licensed by and in good standing in the State of California (one selected by Employer and one by Executive), upon the expiration of that period or at any time reasonably thereafter, Employer may terminate Executive's employment under this Agreement upon giving Executive or his legal representative written notice at least 30 days prior to the termination date, subject to the provisions of Section 6.2. Executive agrees, after written notice by the Board, to submit to examinations by the practicing medical doctors. If the medical doctors do not agree as to whether Executive is disabled, they shall promptly select a mutually acceptable third practicing medical doctor to further evaluate Executive, whose conclusion shall be rendered, in writing, within ten days of his or her selection. The conclusion of the third practicing medical doctor shall be final and binding on Employer and Executive.

         5.3 This Agreement shall terminate immediately upon Executive's death, subject to the provisions of Section 6.2.

         5.4 Subject to the provisions of Section 6.3, Employer may terminate Executive's employment under this Agreement at any time for any reason whatsoever, even without Due Cause, by giving a written notice of termination to Executive, in which case the employment relationship shall terminate immediately upon the giving of the notice. If Employer terminates the employment of Executive other than (i) pursuant to Section 5.1 for Due Cause, (ii) due to incapacity pursuant to Section 5.2 or due to Executive's death pursuant to
Section 5.3, or (iii) Executive's retirement, then the action by Employer, unless consented to in writing by Executive, shall be deemed to be a constructive termination by Employer of Executive's employment (a "Constructive Termination"), and, in that event, Executive shall be entitled to receive the compensation set forth in Section 6.3.

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         5.5 Executive may terminate this Agreement at any time for "Good
Reason" (as defined in Appendix I attached hereto and incorporated herein by this reference) within 30 days after Executive learns of the event or condition constituting "Good Reason" and, in that event, shall be entitled to receive the compensation set forth in Section 6.3.

6. EFFECT OF TERMINATION.

         6.1 If the employment relationship is terminated (a) by Employer for Due Cause pursuant to Section 5.1 or (b) by Executive breaching this Agreement by refusing to continue his employment, all compensation and benefits shall cease as of the date of termination, other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Executive that are earned and vested by the date of termination; (ii) Executive's pro rata annual Salary (as in effect as of the date of termination, payable in the manner as prescribed in the first sentence of Section 2.1) through the date of termination; (iii) any stock options which have vested as of the date of termination pursuant to the terms of the agreement granting the options; and (iv) accrued vacation as required by California law.

         6.2 If Executive's employment relationship is terminated due to Executive's incapacity pursuant to Section 5.2 or due to Executive's death pursuant to Section 5.3, Executive or Executive's estate or legal representative, will be entitled to (i) those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer for Executive that are earned and vested at the date of termination,
(ii) a prorated Incentive Bonus for the fiscal year in which incapacity or death occurs, and (iii) continue to receive the annual Salary compensation (as in effect as of the date of termination, payable in the manner as prescribed in the first sentence of Section 2.1) for one year following the date of termination, offset, however, by any payments received by Executive as a result of any disability insurance maintained by Employer for Executive's benefit.

         6.3 In the event of a termination of this Agreement as a result of Constructive Termination, or by Executive for Good Reason, then Employer shall:

                  (a) pay to Executive on the date of termination his Salary in effect as of the date of termination through the end of the month during which the termination occurs plus credit for any vacation earned but not taken;

                  (b) pay to Executive on the date of termination as severance pay an amount equal to one and one-half (1 1/2) times Executive's then current annual Salary, which amount shall be net of all then applicable federal, state and local taxes payable by Executive relating to such payment (said payment taking into consideration the full gross-up effect of additional taxes payable with respect to tax payments);

                  (c) pay to Executive on the date of termination the prorated Incentive Bonus, if any, for the fiscal year during which termination occurs; and

                  (d) maintain, at Employer's expense, in full force and effect, for Executive's continued benefit, all medical and life insurance to which Executive was entitled immediately prior to the date of termination (or at the election of Executive in the event of a Change in Control, immediately prior to the date of the Change in Control) until the earliest of (i) 18 months or (ii) the date or dates that Executive's continued participation in Employer's medical and/or life insurance plans, as applicable, is not possible under the terms of the plans (the earliest of (i) and (ii) is referred to herein as the "Benefits Date"). If Employer's medical and/or life insurance plans do not allow Executive's continued participation in the plan or plans, then Employer will pay to Executive, in monthly installments, from the date on which Executive's participation in the medical and/or life insurance, as applicable, is prohibited until the Benefits Date, the monthly premium or premiums which had been payable by Employer with respect to Executive for the discontinued medical and/or life insurance, as applicable.

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         6.4 Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as the result of employment by another Employer after the date of termination, or otherwise.

         6.5 Except as expressly provided herein, the provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Employer benefit plan, employment agreement or other contract, plan or arrangement.

         6.6 The amount of any payment provided under this Agreement shall not be reduced by reason of any present value calculation.

         6.7 Upon termination of this Agreement, compensation and benefits shall be paid to the Executive as set forth in the applicable subsection of this
Section 6 and stock options granted to Executive, if any, shall be governed by the provisions of all stock option agreements between Employer and Executive. In the event of a termination of this Agreement by Executive for Good Reason, all other rights and benefits Executive may have under the employee and/or executive benefit plans and arrangements of Employer generally shall be determined in accordance with the terms and conditions of those plans and arrangements.

7. COVENANTS OF CONFIDENTIALITY, NONDISCLOSURE AND NONCOMPETITION.

         7.1 During the term of this Agreement, Employer will provide to Executive certain confidential and proprietary information owned by Employer as more fully described below. Executive acknowledges that he occupies or will occupy a position of trust and confidence with Employer, and that Employer would be irreparably damaged if Executive were to breach the covenants set forth in this Section 7.1. Accordingly, Executive agrees that he will not, without the prior written consent of Employer, at any time during the term of this Agreement or any time thereafter, except as may be required by competent legal authority or as required by Employer to be disclosed in the course of performing Executive's duties under this Agreement for Employer, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information obtained by Executive during his employment hereunder related to Employer or any parent, subsidiary or affiliated person or entity (collectively, "Confidential Information"). Confidential Information shall include, without limitation, information about Employer's Inventions (as defined in Section 8.1), customer lists and product pricing, data, know-how, formulae, processes, ideas, past, current and planned product development, market studies, computer software and programs, database and network technologies, strategic planning and risk management. Executive acknowledges and agrees that all Confidential Information of Employer and/or its affiliates will be received in confidence and as a fiduciary of Employer. Executive will exercise utmost diligence to protect and guard the Confidential Information.

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         7.2 Executive agrees that he will not, without the express written consent of the Board, take with him upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

         7.3 Executive agrees that he will, upon the termination of this Agreement, return all Employer's property including but not limited to mobile telephone, fuel card, personal computer, all documents, working papers, information whether stored on computer disc or otherwise, and all other records relating to Employer and its business. Executive agrees that he will confirm in writing that he has complied with this clause, if requested to do so by Employer, within seven (7) days of receipt of such a request.

         7.4 Executive agrees that, while Executive is employed with Employer and for a period of 24 months after the date of termination of this Agreement (the "Restricted Period"), provided that Executive continues to be paid his Salary (as in effect at the date of termination) during the Restricted Period, he will not, either directly or indirectly, have an interest in any business (whether as manager, operator, licensor, licensee, partner, 5% or greater equity holder, employee, consultant, director, advisor or otherwise) competitive with Employer or any of its business activities or solicit individuals or other entities that are customers or competitors of Employer during the six-month period immediately prior to the date of termination of this Agreement. Executive also agrees that, for the Restricted Period, he will not, either directly or indirectly, solicit any employee of Employer to terminate his employment with Employer.

         7.5 For purposes of this Section 7, "Employer" shall include any of its subsidiaries or any other entity in which it holds a 50% or greater equity interest.

8. INVENTIONS.

         8.1 Any and all inventions, product, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs or styles, software applications or programs (collectively, "Inventions") made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during the term of Executive's employment with Employer and for a period of two years thereafter that may be directly or indirectly related to the business of, or tests being carried out by, Employer, or any of its subsidiaries, shall be promptly disclosed by Executive to Employer and shall be Employer's exclusive property. The following provisions of the California Labor Code shall supplement this Section 8.1:

                    SECTION 2870 OF THE CALIFORNIA LABOR CODE

                  Application of Provisions Providing that Employee Shall Assign or Offer to Assign Rights in Invention to Employer.

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

                  (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                           (1) Relate at the time of conception or reduction to
                  practice of the invention to employer's business, or actual or demonstrably anticipated research or development of employer; or

                           (2) Result from any work performed by the employee
                  for employer.

                  (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

         8.2 Executive will, upon Employer's request and without additional compensation, execute any documents necessary or advisable in the opinion of Employer's legal counsel to direct the issuance of patents to Employer with respect to Inventions that are to be Employer's exclusive property under this
Section 8 or to vest in Employer title to the Inventions; the expense of securing any patent, however, shall be borne by Employer.

         8.3 Executive will hold for Employer's sole benefit any Invention that is to be Employer's exclusive property under this Section 8 for which no patent is issued.

9. NO VIOLATION.

         Executive represents that he is not bound by any Agreement with any former employer or other party that would be violated by Executive's employment by Employer.

10. RETURN OF EMPLOYER'S PROPERTY.

         Upon the termination of this Agreement or whenever requested by Employer, Executive shall immediately deliver to Employer all property in his possession or under his control belonging to Employer, in good condition, ordinary wear and tear excepted.

11. INJUNCTIVE RELIEF.

         Executive acknowledges that the breach, or threatened breach, by Executive of the provisions of this Agreement shall cause irreparable harm to Employer, which harm cannot be fully redressed by the payment of damages to Employer. Accordingly, Employer shall be entitled, in addition to any other right or remedy it may have at law or in equity, to seek an injunction or restraining Executive from any violation or threatened violation of this Agreement.


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12. DISPUTE RESOLUTION.

         Subject to Section 11, all claims, disputes and other matters in controversy ("dispute") arising, directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 12, and not through resort to any judicial proceedings.

         12.1 Neither party shall commence an arbitration proceeding pursuant to the provisions of Section 12.2 unless that party first gives a written notice (a "Dispute Notice") to the other party setting forth the nature of the dispute. The parties shall attempt in good faith to resolve the dispute by mediation under the American Arbitration Association Commercial Mediation Rules in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within 20 days after delivery of the Dispute Notice, the mediator will be selected by the American Arbitration Association. If the dispute has not been resolved by mediation within 60 days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions below.

         12.2 Any dispute that is not settled by mediation as provided in
Section 12.1 shall be resolved by arbitration before a single arbitrator appointed by the American Arbitration Association or its successor in Orange County, California. The determination of the arbitrator shall be final and absolute. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association or its successor then in effect, and the pertinent provisions of the laws of the State of California relating to arbitration. The decision of the arbitrator may be entered as a final judgment in any court of the State of California or elsewhere. The prevailing party in any such arbitration shall also be entitled to recover reasonable attorneys', accountants' and experts' fees and costs of suit in addition to any other relief awarded the prevailing party.

13. MISCELLANEOUS.

         13.1 If any provisions contained in this Agreement is for any reason held to be totally invalid or unenforceable, such provision will be fully severable, and in lieu of such invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms as may be valid and enforceable.

         13.2 All notices and other communications required or permitted hereunder or necessary or convenience in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested or hand delivered, as follows (provided that notice of change of address shall be deemed given only when received):


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         If to Employer:            EMRISE Corporation
                                    9485 Haven Avenue
                                    Rancho Cucamonga, CA 91730
                                    Attention: Chief Executive Officer

         If to Executive:           Randolph D. Foote
                                    5675 Via Mariposa
                                    Yorba Linda, CA  92887

or to such other names or addresses as Employer or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 13.2.

         13.3 This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and Executive, his heirs, executors, administrators, representatives, legatees and permitted assigns. Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of Employer. If Executive should die while any amounts are due to him pursuant to this Agreement, all such amounts shall be paid to Executive's devisee, legatee or other designee, or if there be no such designee, to Executive's estate. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by Agreement in form and substance satisfactory to Executive and his legal counsel, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform each of them if no such succession or assignment had taken place. Any failure of Employer to obtain such Agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle Executive to terminate Executive's employment for Good Reason. As used in this Agreement, "Employer" means EMRISE Corporation and any successor or assign to its business and/or assets which executes and delivers the Agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement Executive is employed by any company a majority of the voting securities of which is then owned by Employer, "Employer" as used in this Agreement shall in addition include that subsidiary company. In that event, Employer agrees that it shall pay or shall cause the subsidiary company to pay any amounts owed to Executive pursuant to this Agreement.

         13.4 This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute that document.

         13.5 The laws of the State of California will govern the interpretation, validity and effect of this Agreement without regard to principles of conflicts of law, the place of execution or the place for performance thereof. Employer and Executive agree that the state and federal courts situated in Riverside County, California shall have personal jurisdiction over Employer and Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Riverside County, California and, as such, Employer and Executive agree that venue shall be proper with the state or federal courts in Riverside County, California to hear such disputes.


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

         13.6 Executive and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

         13.7 The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a party of this Agreement.

         13.8 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement.

         13.9 Executive acknowledges that Executive has had the opportunity to read this Agreement and discuss it with advisors and legal counsel, if Executive has so chosen. Executive also acknowledges the importance of this Agreement and that Employer is relying on this Agreement in entering into an employment relationship with Executive.

         The undersigned, intending to be legally bound, have executed this Agreement on the date first written above.

                                       EMRISE CORPORATION



Date: _________________                By: /s/ Carmine T. Oliva
                                           -------------------------------------
                                           Carmine T. Oliva,
                                           President and Chief Executive Officer



Date: _________________                /s/ Randolph D. Foote
                                       -----------------------------------------
                                       Randolph D. Foote



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                                   APPENDIX I

                             ADDITIONAL DEFINITIONS
                             ----------------------

         For purposes of this Agreement, the following additional capitalized terms shall have the respective definitions set forth below:

         BENEFIT PLAN. The term "Benefit Plan" means any benefit plan or arrangement (including, without limitation, Employer's profit sharing or stock option plans, if any, and medical, disability and life insurance plans) in which Executive is participating (or any other plans providing Executive with substantially similar benefits).

         CHANGE IN CONTROL. A "Change in Control" of Employer shall be deemed to have occurred if (A) there shall be consummated any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which all or substantially all of the shares of Employer's common stock would be converted into cash, securities or other property, other than a merger of Employer in which the holders of Employer's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (B) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Employer; (C) the stockholders of Employer approve any plan or proposal for the liquidation or dissolution of Employer; (D) any "person" (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than "persons" who are stockholders of Employer on the date of this Agreement, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of Employer's outstanding common stock after the date hereof; (E) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Employer's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (F) there shall be any change of control of a nature required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor regulation of substantially similar import, regardless of whether Employer is subject to such reporting requirement.

         DUE CAUSE. The term "Due Cause" means any of the following events:

                  (a) any intentional misapplication by Executive of Employer's funds or other material assets, or any other act of dishonesty injurious to Employer committed by Executive; or

                  (b) Executive's conviction of (i) a felony or (ii) a crime involving moral turpitude; or

                  (c) Executive's use or possession of any controlled substance or chronic abuse of alcoholic beverages, which use or possession the Board reasonably determines renders Executive unfit to serve in his capacity as a senior executive of Employer; or

                  (d) Executive's breach, nonperformance or nonobservance of any of the terms of this Agreement, including but not limited to Executive's failure to adequately perform his duties or comply with the reasonable directions of the Board.

         Notwithstanding anything in the foregoing subsections (c) or (d) to the contrary, Employer shall not terminate Executive unless the Board first provides Executive with a written memorandum describing in detail how his performance hereunder is not satisfactory and Executive is given a reasonable period of time (not less than 30 days) to remedy the unsatisfactory performance related by the Board to Executive in that memorandum. A determination of whether Executive has satisfactorily remedied the unsatisfactory performance shall be promptly made by a majority of the disinterested directors of the Board at the end of the period provided to Executive for remedy and their determination shall be final.

         GOOD REASON. The term "Good Reason" as used in this Agreement shall mean any of the following which occur without Executive's written consent:

                  (a) the assignment to Executive by the Board of duties substantially inconsistent with Executive's position, duties, responsibilities or status with Employer; a substantial change in Executive's titles or offices; any removal of Executive from or any failure to reelect Executive to any of his positions as an officer, except in connection with the termination of his employment for disability; Retirement; Executive's death; or by Executive other than for Good Reason;

                  (b) a purported reduction by Employer in Executive's base salary to an amount less than the greater of (i) the base salary as in effect on the date hereof or (ii) 10% below the base salary in effect at the time of the purported reduction;

                  (c) any failure by Employer to continue in effect any Benefit Plan;

                  (d) any failure by Employer to obtain the assumption of this Agreement by any successor or assign of Employer;

                  (e) a failure by Employer to comply with any material provision of this Agreement which has not been cured within 30 days after notice of noncompliance has been given by Executive to Employer, or if the failure is not capable of being cured in that time, a cure shall not have been diligently initiated by Employer within the 30 day period;

                  (f) a material reduction in the highest level of support services and staff, office space and accouterments available to Executive during the term of this Agreement and that which is necessary to perform any additional duties assigned to Executive thereafter, which reduction is not generally effective for all officers employed by Employer; or


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

                  (g) If Employer avails itself of, or is subjected by any third party to, a proceeding in bankruptcy in which Employer is the named debtor, an assignment by Employer for the benefit of its creditors, the appointment of a receiver for Employer, or any other proceeding involving insolvency or the protection of or from creditors and the proceeding has not been discharged or terminated within 90 days;

provided, however, that any of the foregoing actions shall not be considered to be Good Reason if the action is undertaken by Employer as a termination for Due Cause.




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